Exhibit 99.1

Lantronix, Inc. Receives NASDAQ Notice of Extension
to Regain Minimum Bid Price Rule Compliance

IRVINE, Calif., June 26, 2008 -- Lantronix, Inc. (NASDAQ: LTRX) (“the Company”), a leader in device networking and data center management technologies, today announced that it received a letter from The NASDAQ Stock Market on June 25, 2008 stating that the Company has been provided an additional 180 calendar days, or until December 22, 2008, to regain compliance with the $1.00 minimum per share requirement for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(4) (the “Rule”). The NASDAQ letter notes that while Lantronix’s common stock (the “Common Stock”) had not regained compliance with the Rule within the 180 calendar days granted the Company in the initial letter from The NASDAQ Stock Market on December 26, 2007, the Company meets all other initial listing criteria for The NASDAQ Capital Market as set forth in Marketplace Rule 4310(c)(8)(D) and is therefore eligible for an extension. The NASDAQ letter has no effect on the listing of the Common Stock at this time.

If the Company is not able to demonstrate compliance with the Rule by December 22, 2008, Lantronix will be notified that its common stock will be delisted. At that time, the Company may appeal the determination to delist its common stock. While there can be no assurance of the Company’s ability to retain its listing status, Lantronix will seek to regain compliance within the 180-day extension period. The Company continues to consider alternatives to address compliance with the continued listing standards of the NASDAQ Stock Market.

The Company received an initial letter from The NASDAQ Stock Market on December 26, 2007 advising that for the previous 30 consecutive business days, the bid price of the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market pursuant to the Rule. The December 26, 2007 letter stated that in accordance with Marketplace Rule 4310(c)(8)(D), the Company would be provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule. The bid price of the Common Stock was required to close at $1.00 per share or more for a minimum of 10 consecutive business days at anytime before June 23, 2008 to achieve compliance.

- more -

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management, and control of virtually any electronic device. Our innovative solutions enable businesses to make better decisions based on real-time information and help gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix product families include: DeviceLinx(tm) -- remote connectivity and control solutions for electronic equipment via the Internet; ManageLinx(tm) -- powerful application services platform providing secure remote access to firewall-protected equipment; and SecureLinx(tm) -- secure, remote management for IT equipment over the Internet. With more than 20 years of networking experience, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com

This news release contains forward-looking statements, including statements concerning the Company’s future efforts to comply with the listing standards of the NASDAQ Stock Market.. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary and affect our stock price, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results;  ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance and the Company’s stock price. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and our Annual Report on Form 10-K for the year ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:
Lantronix, Inc.
Reagan Sakai, Chief Financial Officer
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com

Lantronix and XPort are registered trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.

###